Exhibit 99.1

FOR IMMEDIATE RELEASE
March 19, 2008	For More Information Contact:
B. Keith Johnson
Chief Executive Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Merger Agreement to Acquire FSB Bancshares, Inc.

Elizabethtown, Kentucky, March 19, 2008 — First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced the signing of a definitive agreement to acquire FSB Bancshares, Inc. and its wholly owned subsidiary, The Farmers State Bank located in Southern Indiana.  The Farmers State Bank is approximately $63 million in total assets and $52 million in total deposits.   Approximately 75% of the total deposits are non-time deposits.  The Farmers State Bank has offices in Harrison and Floyd County, Indiana.  These counties are adjacent to First Financial Service Corporation’s Kentucky counties of Meade and Jefferson.  The branches of The Farmers State Bank will become branches of First Financial Service Corporation’s wholly owned subsidiary First Federal Savings Bank.

Under the terms of the agreement, FSB Bancshares, Inc. shareholders will receive an aggregate $14.0 million in cash proceeds.

The transaction has been unanimously approved by the boards of directors of both companies and is subject to regulatory approval, the approval of FSB Bancshares, Inc.’s shareholders, and other customary closing conditions.  The acquisition is expected to be completed during the second quarter of 2008 and is expected to be accretive to First Financial Service Corporation’s earnings during the first full year of the combined operations.

“We welcome First Federal Savings Bank and their reputation of serving the financial needs of their customers and communities,” commented Steve Boone, President and Chief Executive Officer of FSB Bancshares, Inc. and The Farmers State Bank.  “First Federal Savings Bank will offer our customers more products and services to fulfill their banking needs.  Our customers should feel right at home.  First Federal Savings Bank has also been recognized for fostering an excellent work environment having won the Kentucky’s ‘Best Place to Work’ award for three consecutive years.  We expect our associates will benefit from being a part of First Federal Savings Bank.”

Keith Johnson, Chief Executive Officer for First Financial Service Corporation commented, “The Farmers State Bank’s associates share the same passion as we do for exceeding customer expectations.  We are excited to have the associates join our team.  We have been an active commercial lender in Indiana for several years.  The Farmers State Bank is a wonderful fit for us to begin offering retail services as well as further expanding with additional full service banking centers as we grow in Southern Indiana.  Together, with our shared enthusiasm for service, we have an exciting future as we continue to create value for our associates, customers, and shareholders.”

Investment Bank Services, Inc., a subsidiary of Professional Bank Services, Inc. acted as financial advisor to FSB Bancshares, Inc.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 15 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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